Exhibit 99.1

News Release

Investor Contact:	Media Contact:
Andrew Hedberg (651) 250-2185	Nigel Glennie (651) 250-2576
Cairn Clark (651) 250-2291

ECOLAB DELIVERS CONTINUED STRONG GROWTH IN THE THIRD QUARTER

REPORTED DILUTED EPS $2.58; ADJUSTED DILUTED EPS $1.83, +19%

INCREASED 2024 ADJUSTED DILUTED EPS OUTLOOK: $6.60 - $6.70, +27% - 29%

THIRD QUARTER HIGHLIGHTS

●	Reported sales $4.0 billion, +1% versus last year including a 2% headwind from the sale of the global surgical solutions business and a 1% headwind from currency exchange.
●	Organic sales +4%, with very healthy growth across the business. Volume growth strengthened to +2%, driven by good new business wins and breakthrough innovation. Value pricing remained in our targeted 2-3% range, supported by ongoing customer value delivery.
●	Reported operating income margin 26.1%. Organic operating income margin 17.9%, +260 bps as solid sales growth and lower delivered product costs more than offset growth-oriented investments in the business.
●	Reported diluted EPS $2.58, +83%, including a gain related to the sale of the global surgical solutions business. Adjusted diluted EPS, excluding special gains and charges and discrete tax items were $1.83, +19%.
●	Year-to-date cash flow from operating activities $2.0 billion; free cash flow increased 35% to $1.4 billion. Ecolab repurchased approximately 1.9 million shares of its common stock during the third quarter of 2024.

OUTLOOK

●	2024: Increased full year 2024 adjusted diluted earnings per share outlook from prior $6.50 - $6.70 range to $6.60 - $6.70 range, +27% - 29%.
●	4Q 2024: Expect fourth quarter 2024 adjusted diluted earnings per share in the $1.75 - $1.85 range, +13% - 19%.

	Third Quarter Ended September 30
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2024	2023	Change	2024	2023	Change
Net sales	$3,998.5	$3,958.1	1%	$3,998.5	$3,958.1	1%
Operating income	1,044.8	566.0	85%	713.1	608.6	17%
Net income attributable to Ecolab	736.5	404.0	82%	522.0	441.7	18%

Diluted earnings per share attributable to Ecolab	$2.58	$1.41	83%	$1.83	$1.54	19%

	Organic		%
	2024	2023	Change
Net sales	$4,018.7	$3,865.4	4%
Operating income	720.5	592.4	22%

ST. PAUL, Minn., October 29, 2024

CEO Comment

Christophe Beck, Ecolab’s chairman and chief executive officer, said, “We had another excellent quarter with broad-based performance throughout our business. Organic sales grew across all of our segments and our operating income margin continued to expand to drive 19% growth in adjusted diluted earnings per share. Strong new business wins and breakthrough innovation helped accelerate our volume growth back to 2%. Our unique ability to deliver significant total customer value has resulted in continued strong value pricing that remains in our targeted 2-3% range despite favorable carry-over pricing benefits now behind us. In a world that remains hard to predict, our innovative solutions are more essential now than ever to our customers as they drive productivity while also reducing water and energy consumption.

“Our primary focus remains on fueling our positive growth trajectory and continuing to execute on our 20% operating income margin target. Our One Ecolab initiative supports these objectives by leveraging our breakthrough innovation, digital technologies, and global service expertise to deliver best-in-class customer performance in their global operations to keep fueling our growth and margin expansion. With this, we expect a strong finish to the year and with continued good momentum, we look to drive 12-15% growth in adjusted diluted earnings per share in 2025 and beyond.”

Third Quarter 2024 Consolidated Results

Ecolab’s third quarter reported sales increased 1%, including a 2% unfavorable impact from the sale of the global surgical solutions business and a 1% unfavorable impact from foreign currency exchange. Organic sales increased 4% when compared to the prior year.

Third quarter 2024 reported operating income increased 85% including the impact of special gains and charges, which were a net gain primarily related to the sale of our global surgical solutions business. Organic operating income increased 22%, as solid sales growth and lower delivered product costs more than offset growth-oriented investments in the business.

Reported other income in the third quarter of 2024 decreased slightly. Reported net interest expense decreased $4 million reflecting the impact from higher interest income earned on cash balances.

The reported income tax rate for the third quarter of 2024 was 25.0% compared with the reported rate of 19.1% in the third quarter of 2023. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the third quarter of 2024 was 19.7% compared with the adjusted tax rate of 18.5% in the third quarter of 2023.

Reported net income increased 82% versus the prior year. Excluding the impact of special gains and charges and discrete tax items, adjusted net income increased 18% versus the prior year.

Reported diluted earnings per share increased 83% versus the prior year. Adjusted diluted earnings per share increased 19% when compared against the third quarter of 2023.

Currency translation had a $0.04 unfavorable impact on earnings per share in the third quarter of 2024.

Ecolab repurchased approximately 1.9 million shares of its common stock during the third quarter of 2024.

Third Quarter 2024 Segment Review

Global Industrial

(unaudited)	Third Quarter Ended September 30			Organic
(millions)	2024	2023	% Change	% Change

Fixed currency
Sales	$1,993.0	$1,940.8	3%	2%
Operating income	349.1	299.1	17%	16%
Operating income margin	17.5%	15.4%
Organic operating income margin	17.5%	15.5%

Public currency
Sales	$1,966.7	$1,945.1	1%
Operating income	342.7	300.7	14%

The Industrial segment includes Water, Food & Beverage, and Paper

Organic sales increased 2% with solid growth in Water and improved growth in Food & Beverage and Paper. Water’s performance was led by good growth in downstream and light water. Improved Food & Beverage and Paper sales reflected good new business wins. Organic operating income increased 16% as lower delivered product costs and sales growth more than offset investments in the business.

Global Institutional & Specialty

(unaudited)	Third Quarter Ended September 30			Organic
(millions)	2024	2023	% Change	% Change

Fixed currency
Sales	$1,403.6	$1,314.1	7%	7%
Operating income	325.6	254.9	28%	28%
Operating income margin	23.2%	19.4%
Organic operating income margin	23.2%	19.4%

Public currency
Sales	$1,394.2	$1,313.0	6%
Operating income	322.8	254.6	27%

Organic sales growth remained very strong at 7%. Both the Institutional and Specialty businesses drove robust sales gains, continuing to significantly outperform end-market trends. Organic operating income increased 28% as strong sales growth and lower supply chain costs were partially offset by investments in the business.

Global Healthcare & Life Sciences

(unaudited)	Third Quarter Ended September 30			Organic
(millions)	2024	2023	% Change	% Change

Fixed currency
Sales	$334.1	$408.3	(18)%	1%
Operating income	35.8	44.7	(20)%	24%
Operating income margin	10.7%	10.9%
Organic operating income margin	10.7%	8.7%

Public currency
Sales	$330.4	$406.2	(19)%
Operating income	34.8	43.8	(21)%

Reported sales and operating income declined reflecting the sale of the global surgical solutions business, which closed on August 1st. The increase in organic sales reflected continued growth in Life Sciences and stable Healthcare sales. Modest growth in Life Sciences was driven by good new business wins, which more than offset soft near-term industry trends. Stable Healthcare sales reflected improved pricing that was offset by strategic low margin business exits as we continue to execute Healthcare’s business transformation. Organic operating income increased 24% as value pricing more than offset higher supply chain costs.

Global Pest Elimination

(unaudited)	Third Quarter Ended September 30			Organic
(millions)	2024	2023	% Change	% Change

Fixed currency
Sales	$308.7	$283.1	9%	8%
Operating income	63.1	59.0	7%	6%
Operating income margin	20.4%	20.8%
Organic operating income margin	20.6%	20.8%

Public currency
Sales	$307.2	$283.1	9%
Operating income	62.8	59.0	6%

Organic sales increased 8%, led by double-digit growth in food & beverage and robust growth in food retail, restaurants, and hospitality. Organic operating income increased 6% as strong sales growth more than offset investments in the business.

Corporate

(unaudited)	Third Quarter Ended September 30
(millions)	2024	2023

Public currency
Sales	$ -	$10.7

Corporate operating expense
Nalco and Purolite amortization	50.0	49.9
Special (gains) and charges	(331.7)	42.6
Other	-	(0.4)
Total Corporate operating expense	($281.7)	$92.1

Third quarter of 2024 corporate segment includes:

●	amortization expense of $28 million related to the Nalco merger intangible assets and $22 million related to Purolite acquisition intangible assets
●	special gains and charges were a net gain of $332 million, reflecting the gain on sale of the global surgical solutions business

Special gains and charges for the third quarter of 2023 impacting operating expense were a net charge of $43 million primarily related to restructuring costs.

Business Outlook

2024

Ecolab expects full year 2024 adjusted diluted earnings per share to improve further to the $6.60 to $6.70 range, rising 27% to 29% compared with adjusted diluted earnings per share of $5.21 in 2023. As previously disclosed, this range includes an unfavorable $0.08 per share impact in the second half of 2024 from the sale of the global surgical solutions business. As expected, favorability from lower raw material costs has progressively eased through the third quarter of 2024. These costs are anticipated to be stable to slightly higher in the fourth quarter of 2024.

Assuming stable macroeconomic demand, Ecolab expects continued solid sales growth, driven by value pricing and new business gains. The company expects to leverage this growth with attractive organic operating income margin expansion, driven by robust increases in gross margin. Good underlying productivity improvement is expected to be offset in the short-term by growth-oriented investments in the business to fuel Ecolab’s long-term performance.

The company currently expects quantifiable special gains and charges in 2024 to be a net gain of approximately $0.59 per share, principally related to the gain on sale of the global surgical solutions business of $0.92 per share. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

2024 – Fourth Quarter

Ecolab expects fourth quarter 2024 adjusted diluted earnings per share in the $1.75 to $1.85 range, rising 13% to 19% compared with adjusted diluted earnings per share of $1.55 a year ago.

The company currently expects quantifiable special charges in the fourth quarter of 2024 to be approximately $0.13 per share, principally related to restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global sustainability leader offering water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. Building on a century of innovation, Ecolab has annual sales of $15 billion, employs more than 46,000 associates and operates in more than 170 countries around the world. The company delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, and optimize water and energy use. Ecolab’s innovative solutions improve operational efficiencies and sustainability for customers in the food, healthcare, life sciences, hospitality and industrial markets. www.ecolab.com

Ecolab will host a live webcast to review the third quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This news release contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding macroeconomic conditions and our financial and business performance and prospects, including sales, earnings, special charges, raw material costs, margins, pricing, productivity, investments and new business. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this news release. In particular, the ultimate results of any restructuring initiative depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the impact of economic factors such as the worldwide economy, interest rates, foreign currency risk, reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar, demand uncertainty, supply chain challenges and inflation; the vitality of the markets we serve; exposure to global economic, political and legal risks related to our international operations, including geopolitical instability and the escalation of armed conflicts; our ability to successfully execute organizational change and management transitions; information technology infrastructure failures or breaches in data security; difficulty in procuring raw materials or fluctuations in raw material costs; the occurrence of severe public health outbreaks not limited to COVID-19; our ability to acquire complementary businesses and to effectively integrate such businesses; our ability to execute key business initiatives; our ability to successfully compete with respect to value, innovation and customer support; our increasing reliance on artificial intelligence technologies in our products, services and operations; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; the costs and effects of complying with laws and regulations, including those relating to the environment, climate change standards, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential chemical spill or release; our commitments, goals, targets, objectives and initiatives related to sustainability; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-

looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

●	fixed currency sales
●	organic sales
●	adjusted cost of sales
●	adjusted gross profit
●	adjusted gross margin
●	fixed currency operating income
●	adjusted operating income
●	adjusted fixed currency operating income
●	adjusted fixed currency operating income margin
●	organic operating income
●	organic operating income margin
●	adjusted tax rate
●	adjusted net income attributable to Ecolab
●	adjusted diluted earnings per share
●	free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for adjusted cost of sales, adjusted gross margin, adjusted gross profit and adjusted operating income exclude the impact of special (gains) and charges and our non-GAAP financial measures for adjusted tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2024. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco and Purolite transactions or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Our non-GAAP financial measures for organic sales, organic operating income and organic operating income margin are at fixed currency and exclude the impact of special (gains) and charges, the results of our acquired businesses from the first twelve months post acquisition and the results of divested businesses from the twelve months prior to divestiture. Further, due to the sale of the global surgical solutions business on August 1, 2024, we have excluded the results of the business for August and September 2023 from these organic measures for the three-month and nine-month periods ended September 30, 2023 to remain comparable to the corresponding periods in 2024. In addition, as part of the separation, we also entered into an agreement with ChampionX to provide, receive or transfer certain products for a transitionary period. Transitionary period sales of product to ChampionX under this agreement are recorded in product and equipment sales in the Corporate segment along with the related cost of sales. The remaining sales to ChampionX are recorded in product and equipment sales in the Global Industrial segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this news release) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2024	2023	Change	2024	2023	Change

Product and equipment sales	$3,156.0	$3,170.9		$9,315.6	$9,152.0
Service and lease sales	842.5	787.2		2,420.6	2,229.8
Net sales	3,998.5	3,958.1	1%	11,736.2	11,381.8	3%
Product and equipment cost of sales	1,771.2	1,868.1		5,221.0	5,561.7
Service and lease cost of sales	490.3	462.4		1,409.6	1,308.8
Cost of sales (1)	2,261.5	2,330.5	(3)%	6,630.6	6,870.5	(3)%
Selling, general and administrative expenses	1,024.8	1,024.9	0%	3,178.2	3,026.8	5%
Special (gains) and charges (1)	(332.6)	36.7		(292.2)	82.2
Operating income	1,044.8	566.0	85%	2,219.6	1,402.3	58%
Other (income) expense	(12.9)	(14.5)	(11)%	(38.1)	(42.0)	(9)%
Interest expense, net	70.4	74.3	(5)%	220.8	226.3	(2)%
Income before income taxes	987.3	506.2	95%	2,036.9	1,218.0	67%
Provision for income taxes	246.5	96.8	155%	384.5	235.8	63%
Net income including noncontrolling interest	740.8	409.4	81%	1,652.4	982.2	68%
Net income attributable to noncontrolling interest	4.3	5.4		12.9	15.1
Net income attributable to Ecolab	$736.5	$404.0	82%	$1,639.5	$967.1	70%

Earnings attributable to Ecolab per common share
Basic	$2.60	$1.42	83%	$5.76	$3.39	70%
Diluted	$2.58	$1.41	83%	$5.72	$3.38	69%

Weighted-average common shares outstanding
Basic	283.6	285.1	(1)%	284.6	284.9	0%
Diluted	286.0	286.9	0%	286.8	286.4	0%

(1) Cost of sales and Special (gains) and charges in the Consolidated Statement of Income above include the following:

	Third Quarter Ended			Nine Months Ended
	September 30			September 30
(millions)	2024	2023		2024	2023

Cost of sales
Other restructuring	$0.9	$5.9		$3.2	$17.2
Subtotal (a)	0.9	5.9		3.2	17.2

Special (gains) and charges
One Ecolab	24.4	-		38.9	-
Other restructuring	0.4	20.0		20.1	46.3
Sale of global surgical solutions business	(364.0)	4.8		(350.7)	4.8
Acquisition and integration activities	3.5	3.0		8.3	11.5
Other	3.1	8.9		(8.8)	19.6
Subtotal	(332.6)	36.7		(292.2)	82.2

Total special (gains) and charges	($331.7)	$42.6		($289.0)	$99.4

(a) Special charges of $0.9 million and $4.2 million in the third quarter of 2024 and 2023, respectively, and $3.2 million and $11.0 million for the first nine months of 2024 and 2023, respectively, were recorded in product and equipment cost of sales. Special charges of $1.7 million and $6.2 million for the third quarter and first nine months of 2023, respectively, were recorded in service and lease cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Third Quarter Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2024	2023	Change	2024	2023	Change
Net Sales
Global Industrial	$1,993.0	$1,940.8	3%	$1,966.7	$1,945.1	1%
Global Institutional & Specialty	1,403.6	1,314.1	7%	1,394.2	1,313.0	6%
Global Healthcare & Life Sciences	334.1	408.3	(18)%	330.4	406.2	(19)%
Global Pest Elimination	308.7	283.1	9%	307.2	283.1	9%
Corporate	-	10.7	(100)%	-	10.7	(100)%
Subtotal at fixed currency rates	4,039.4	3,957.0	2%	3,998.5	3,958.1	1%
Currency impact	(40.9)	1.1	*		-	*
Consolidated reported GAAP net sales	$3,998.5	$3,958.1	1%	$3,998.5	$3,958.1	1%

Operating Income (loss)
Global Industrial	$349.1	$299.1	17%	$342.7	$300.7	14%
Global Institutional & Specialty	325.6	254.9	28%	322.8	254.6	27%
Global Healthcare & Life Sciences	35.8	44.7	(20)%	34.8	43.8	(21)%
Global Pest Elimination	63.1	59.0	7%	62.8	59.0	6%
Corporate	281.5	(91.6)	*	281.7	(92.1)	*
Subtotal at fixed currency rates	1,055.1	566.1	86%	1,044.8	566.0	85%
Currency impact	(10.3)	(0.1)	*	-	-	*
Consolidated reported GAAP operating income	$1,044.8	$566.0	85%	$1,044.8	$566.0	85%

	Nine Months Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2024	2023	Change	2024	2023	Change
Net Sales
Global Industrial	$5,790.7	$5,655.4	2%	$5,742.4	$5,663.7	1%
Global Institutional & Specialty	4,046.6	3,719.0	9%	4,024.8	3,714.0	8%
Global Healthcare & Life Sciences	1,112.0	1,189.7	(7)%	1,100.0	1,176.7	(7)%
Global Pest Elimination	872.6	797.4	9%	869.0	795.5	9%
Corporate	-	32.0	(100)%	-	31.9	(100)%
Subtotal at fixed currency rates	11,821.9	11,393.5	4%	11,736.2	11,381.8	3%
Currency impact	(85.7)	(11.7)	*	-		*
Consolidated reported GAAP net sales	$11,736.2	$11,381.8	3%	$11,736.2	$11,381.8	3%

Operating Income (loss)
Global Industrial	$926.0	$783.8	18%	$914.8	$788.6	16%
Global Institutional & Specialty	894.3	598.4	49%	888.1	597.4	49%
Global Healthcare & Life Sciences	106.5	113.3	(6)%	103.6	109.5	(5)%
Global Pest Elimination	174.1	155.9	12%	173.4	155.7	11%
Corporate	138.9	(248.3)	*	139.7	(248.9)	*
Subtotal at fixed currency rates	2,239.8	1,403.1	60%	2,219.6	1,402.3	58%
Currency impact	(20.2)	(0.8)	*	-		*
Consolidated reported GAAP operating income	$2,219.6	$1,402.3	58%	$2,219.6	$1,402.3	58%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco and Purolite transactions intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30	December 31	September 30
(millions)	2024	2023	2023
Assets
Current assets
Cash and cash equivalents	$1,261.1	$919.5	$1,001.3
Accounts receivable, net	2,883.0	2,834.2	2,823.5
Inventories	1,572.4	1,497.2	1,536.0
Other current assets	401.8	393.2	428.6
Total current assets	6,118.3	5,644.1	5,789.4

Property, plant and equipment, net	3,545.5	3,474.6	3,332.8
Goodwill	7,898.7	8,148.2	8,098.4
Other intangible assets, net	3,282.1	3,493.5	3,528.6
Operating lease assets	688.2	553.5	536.0
Other assets	568.8	532.7	572.9
Total assets	$22,101.6	$21,846.6	$21,858.1

Liabilities and Equity
Current liabilities
Short-term debt	$643.0	$630.4	$1,129.1
Accounts payable	1,812.3	1,566.3	1,498.8
Compensation and benefits	604.9	655.5	553.3
Income taxes	235.1	158.7	134.3
Other current liabilities	1,413.8	1,334.9	1,285.0
Total current liabilities	4,709.1	4,345.8	4,600.5

Long-term debt	6,974.5	7,551.4	7,487.1
Pension and postretirement benefits	625.0	651.7	627.1
Deferred income taxes	264.6	418.2	450.9
Operating lease liabilities	551.4	425.5	415.0
Other liabilities	401.5	381.8	455.0
Total liabilities	13,526.1	13,774.4	14,035.6

Equity
Common stock	367.6	365.7	365.4
Additional paid-in capital	7,108.2	6,766.7	6,710.1
Retained earnings	11,228.4	10,075.4	9,832.8
Accumulated other comprehensive loss	(1,853.8)	(1,850.4)	(1,801.4)
Treasury stock	(8,302.6)	(7,312.7)	(7,311.1)
Total Ecolab shareholders’ equity	8,547.8	8,044.7	7,795.8
Noncontrolling interest	27.7	27.5	26.7
Total equity	8,575.5	8,072.2	7,822.5
Total liabilities and equity	$22,101.6	$21,846.6	$21,858.1

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2024	2023	2024	2023

Net sales
Reported GAAP net sales	$3,998.5	$3,958.1	$11,736.2	$11,381.8
Effect of foreign currency translation	40.9	(1.1)	85.7	11.7
Non-GAAP fixed currency sales	4,039.4	3,957.0	11,821.9	11,393.5
Effect of acquisitions and divestitures	(20.7)	(91.6)	(101.9)	(132.3)
Non-GAAP organic sales	$4,018.7	$3,865.4	$11,720.0	$11,261.2

Cost of sales
Reported GAAP cost of sales	$2,261.5	$2,330.5	$6,630.6	$6,870.5
Special (gains) and charges	0.9	5.9	3.2	17.2
Non-GAAP adjusted cost of sales	$2,260.6	$2,324.6	$6,627.4	$6,853.3

Gross profit
Reported GAAP gross profit	$1,737.0	$1,627.6	$5,105.6	$4,511.3
Special (gains) and charges	0.9	5.9	3.2	17.2
Non-GAAP adjusted gross profit	$1,737.9	$1,633.5	$5,108.8	$4,528.5

Gross margin
Reported GAAP gross margin	43.4%	41.1%	43.5%	39.6%
Non-GAAP adjusted gross margin	43.5%	41.3%	43.5%	39.8%

Operating income
Reported GAAP operating income	$1,044.8	$566.0	$2,219.6	$1,402.3
Special (gains) and charges at public currency rates	(331.7)	42.6	(289.0)	99.4
Non-GAAP adjusted operating income	713.1	608.6	1,930.6	1,501.7
Effect of foreign currency translation	10.3	(0.6)	20.3	0.1
Non-GAAP adjusted fixed currency operating income	723.4	608.0	1,950.9	1,501.8
Effect of acquisitions and divestitures	(2.9)	(15.6)	(5.3)	(17.0)
Non-GAAP organic operating income	$720.5	$592.4	$1,945.6	$1,484.8

Operating income margin
Reported GAAP operating income margin	26.1%	14.3%	18.9%	12.3%
Non-GAAP adjusted fixed currency operating income margin	17.9%	15.4%	16.5%	13.2%
Non-GAAP organic operating income margin	17.9%	15.3%	16.6%	13.2%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2024	2023	2024	2023
Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$736.5	$404.0	$1,639.5	$967.1
Special (gains) and charges, after tax	(230.3)	34.2	(206.3)	78.6
Discrete tax net expense (benefit)	15.8	3.5	(42.7)	2.3
Non-GAAP adjusted net income attributable to Ecolab	$522.0	$441.7	$1,390.5	$1,048.0

Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$2.58	$1.41	$5.72	$3.38
Special (gains) and charges, after tax	(0.81)	0.12	(0.72)	0.27
Discrete tax net expense (benefit)	0.06	0.01	(0.15)	0.01
Non-GAAP adjusted diluted EPS	$1.83	$1.54	$4.85	$3.66

Provision for Income Taxes
Reported GAAP tax rate	25.0%	19.1%	18.9%	19.4%
Special gains and charges	(2.9)	0.1	(1.6)	0.1
Discrete tax items	(2.4)	(0.7)	2.4	(0.2)
Non-GAAP adjusted tax rate	19.7%	18.5%	19.7%	19.3%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended September 30
	2024			2023
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Industrial	$1,993.0	($17.1)	$1,975.9	$1,940.8	($4.3)	$1,936.5
Global Institutional & Specialty	1,403.6	-	1,403.6	1,314.1	-	1,314.1
Global Healthcare & Life Sciences	334.1	-	334.1	408.3	(76.6)	331.7
Global Pest Elimination	308.7	(3.6)	305.1	283.1	-	283.1
Corporate	-	-	-	10.7	(10.7)	-
Subtotal at fixed currency rates	4,039.4	(20.7)	4,018.7	3,957.0	(91.6)	3,865.4
Currency impact	(40.9)			1.1
Consolidated reported GAAP net sales	$3,998.5			$3,958.1

Operating Income (loss)
Global Industrial	$349.1	($2.5)	$346.6	$299.1	$0.6	$299.7
Global Institutional & Specialty	325.6	-	325.6	254.9	-	254.9
Global Healthcare & Life Sciences	35.8	-	35.8	44.7	(15.9)	28.8
Global Pest Elimination	63.1	(0.4)	62.7	59.0	-	59.0
Corporate	(50.2)	-	(50.2)	(49.7)	(0.3)	(50.0)
Subtotal at fixed currency rates	723.4	(2.9)	720.5	608.0	(15.6)	592.4
Special (gains) and charges at fixed currency rates	(331.7)			41.9
Reported OI at fixed currency rates	1,055.1			566.1
Currency impact	(10.3)			(0.1)
Consolidated reported GAAP operating income	$1,044.8			$566.0

	Nine Months Ended September 30
	2024			2023
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Industrial	$5,790.7	($64.3)	$5,726.4	$5,655.4	($23.7)	$5,631.7
Global Institutional & Specialty	4,046.6	(31.9)	4,014.7	3,719.0	-	3,719.0
Global Healthcare & Life Sciences	1,112.0	-	1,112.0	1,189.7	(76.6)	1,113.1
Global Pest Elimination	872.6	(5.7)	866.9	797.4	-	797.4
Corporate	-	-	-	32.0	(32.0)	-
Subtotal at fixed currency rates	11,821.9	(101.9)	11,720.0	11,393.5	(132.3)	11,261.2
Currency impact	(85.7)			(11.7)
Consolidated reported GAAP net sales	$11,736.2			$11,381.8

Operating Income (loss)
Global Industrial	$926.0	($3.6)	$922.4	$783.8	($0.1)	$783.7
Global Institutional & Specialty	894.3	(1.9)	892.4	598.4	-	598.4
Global Healthcare & Life Sciences	106.5	-	106.5	113.3	(15.9)	97.4
Global Pest Elimination	174.1	0.2	174.3	155.9	-	155.9
Corporate	(150.0)	-	(150.0)	(149.6)	(1.0)	(150.6)
Subtotal at fixed currency rates	1,950.9	(5.3)	1,945.6	1,501.8	(17.0)	1,484.8
Special (gains) and charges at fixed currency rates	(288.9)			98.7
Reported OI at fixed currency rates	2,239.8			1,403.1
Currency impact	(20.2)			(0.8)
Consolidated reported GAAP operating income	$2,219.6			$1,402.3

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

Selected Cash Flow items	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions)	2024	2023	2024	2023

Cash provided by operating activities	$786.7	$787.7	$2,047.2	$1,559.3
Less: Capital expenditures	(236.4)	(166.5)	(634.8)	(512.2)
Free cash flow	$550.3	$621.2	$1,412.4	$1,047.1

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2023	2023	2023	2023	2023	2023	2023
Diluted earnings per share, as reported (U.S. GAAP)	$0.82	$1.15	$1.97	$1.41	$3.38	$1.41	$4.79
Adjustments:
Special (gains) and charges (1)	0.07	0.08	0.15	0.12	0.27	0.11	0.38
Discrete tax expense (benefits) (2)	(0.01)	0.01	0.00	0.01	0.01	0.03	0.04
Adjusted diluted earnings per share (Non-GAAP)	$0.88	$1.24	$2.12	$1.54	$3.66	$1.55	$5.21

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2024	2024	2024	2024	2024	2024	2024
Diluted earnings per share, as reported (U.S. GAAP)	$1.43	$1.71	$3.14	$2.58	$5.72
Adjustments:
Special (gains) and charges (3)	0.08	0.00	0.08	(0.81)	(0.72)
Discrete tax expense (benefits) (4)	(0.17)	(0.03)	(0.20)	0.06	(0.15)
Adjusted diluted earnings per share (Non-GAAP)	$1.34	$1.68	$3.02	$1.83	$4.85	$0.00	$0.00

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2023 includes $21.1 million, $23.3 million, $34.2 million and $30.6 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges were primarily related to restructuring charges, acquisition and integration charges and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2023 includes ($4.0) million, $2.8 million, $3.5 million and $8.9 million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits and other discrete tax benefits.

(3) Special (gains) and charges for 2024 includes $23.1 million, $0.9 million and ($230.3) million, net of tax, in the first, second and third quarters, respectively. These charges were primarily related to restructuring and the gain on the sale of our global surgical solutions business.

(4) Discrete tax expenses (benefits) for 2024 includes ($48.2) million, ($10.3) million and $15.8 million in the first, second and third quarters, respectively. These expenses (benefits) are primarily associated with transferring certain intangibles between affiliates, stock compensation excess tax benefits, and other discrete tax expenses (benefits).